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                                                              February 8, 2005


Hirsch International Corp.
200 Wireless Boulevard
Hauppauge, New York 11787

                           Re:      Registration Statement on Form S-8
                           -------------------------------------------

Ladies and Gentlemen::

         We have acted as counsel for Hirsch International Corp., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-8 (the "Registration Statement") relating to the offering of up to 750,000 shares (the "Shares") of the Company's Class A common stock, $.01 par value, pursuant to the Company's 2003 Stock Option Plan (the "Plan").

         In arriving at the opinions expressed below, we have examined and relied on the following documents:

(i) the Registration Statement;

(ii) the Plan;

(iii) the Certificate of Incorporation of the Company, as amended;

(iv) the By-Laws of the Company in force as of the date hereof;

(v) the certificate of the Secretary of the Company; and

(vi) certain resolutions of the Board of Directors of the Company.

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         In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such other records, documents and instruments of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below. We have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as certified or photostatic copies. Furthermore, we have assumed that payment of the appropriate exercise price of the options issued under the Plan will be made at the time of exercise.

         Based upon the foregoing, we are of the opinion that the Shares have been duly and validly authorized, and upon issuance and delivery in the manner contemplated by the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

         The opinions set forth above represent our conclusion as to the application of the general corporation law of Delaware, exclusive of the securities or "blue sky" laws of any state, about which we express no opinion, and federal laws to the instant matter, and we can give no assurance that changes in such laws, or in the interpretation thereof, will not affect the opinion expressed by us. Moreover, there can be no assurance that a court considering the issues would not hold contrary to such opinion. Further, the opinion set forth represents our conclusions based upon the documents reviewed by us and the facts presented to us. Any material amendments to such documents or changes in any significant fact could affect the opinion expressed herein.

         Our opinion is further qualified to the extent that the validity of any provision of the Plan or the rights or any grantee under the Plan may be subject to or affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally.

         We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our Firm in the Registration Statement.

Very truly yours,


/s/ Ruskin Moscou Faltischek, P.C.
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RUSKIN MOSCOU FALTISCHEK, P.C.

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